As filed with the Securities and Exchange Commission on July 1, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Agile Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	23-2936302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 College Road East, Suite 310

Princeton, New Jersey 08540

(609) 683-1880

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alfred Altomari

Chief Executive Officer

Agile Therapeutics, Inc.

500 College Road East, Suite 310

Princeton, New Jersey 08540

(609) 683-1880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Cohen Bryan S. Keighery Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 (609) 919-6600	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-264960

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Agile Therapeutics, Inc., a Delaware corporation (the “Company”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-264960) (the “Prior Registration Statement”), which the Securities and Exchange Commission declared effective on July 1, 2022.

The Company is filing this registration statement for the sole purpose of registering the following additional securities of the Company: (i) shares of the Company’s common stock, par value $0.0001 per share and accompanying Series A-1 warrants to purchase shares of common stock and accompanying Series A-2 warrants to purchase shares of common stock; (ii) the Company’s Series B pre-funded warrants to purchase shares of common stock and accompanying Series A-1 warrants and Series A-2 warrants; (iii) shares of common stock underlying Series B pre-funded warrants, Series A-1 warrants and Series A-2 warrants; (iv) placement agent warrants to purchase shares of common stock; and (v) shares of common stock underlying the placement agent warrants.

The proposed maximum aggregate offering price of the common stock and accompanying Series A-1 and Series A-2 warrants will be reduced on a dollar-for-dollar basis based on the offering price of any Series B pre-funded warrants and accompanying Series A-1 and Series A-2 warrants issued in the offering, and the proposed maximum aggregate offering price of the Series B pre-funded warrants and accompanying Series A-1 and Series A-2 warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock and accompanying Series A-1 and Series A-2 warrants issued in the offering.

The additional securities that are being registered for sale have a proposed maximum offering price not to exceed $12,250,000 and are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the signature page of the Prior Registration Statement on Form S-1 (File No. 333-264960) originally filed on May 13, 2022).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on July 1, 2022.

Agile Therapeutics, Inc.

By:	/s/ Alfred Altomari
Alfred Altomari
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Alfred Altomari
Alfred Altomari	Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2022

*
Jason Butch	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2022

*
Sharon Barbari	Director	July 1, 2022

*
Sandra Carson, M.D., FACOG	Director	July 1, 2022

*
Seth H.Z. Fischer	Director	July 1, 2022

*
John Hubbard, Ph.D.	Director	July 1, 2022

*
Ajit S. Shetty, Ph.D.	Director	July 1, 2022

*
Josephine Torrente	Director	July 1, 2022

*
James Tursi, M.D.	Director	July 1, 2022

*By:	/s/ Alfred Altomari
Alfred Altomari
Attorney-In-Fact